Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

December 1, 2010

$$/BREAK/$$END iPath Exchange Traded Notes ® ® iPath S&P GSCI Crude Oil Total Return Index ETN iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of a listed security. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or through early redemption¹, based on the performance of the index less investor fees. The iPath® S&P GSCI® Crude Oil Total Return Index ETN is designed to provide investors with cost-effective exposure to crude oil as measured by the S&P GSCI® Crude Oil Total Return Index (the “Index”). NOTE DETAILS Ticker OIL Intraday indicative value ticker OIL.IV Bloomberg index ticker SPGSCLTR CUSIP 06738C786 Primary exchange NYSE Arca Yearly fee 0.75% Inception date 08/15/06 Maturity date 08/14/36 Index S&P GSCI™ Crude Oil Total Return Index * The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. ISSUER DETAILS Barclays Bank PLC long-term, unsecured obligations* S&P rating AA- Moody’s rating Aa3 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC. * We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs. CUMULATIVE INDEX RETURNS VS. S&P 500 INDEX 1600% 1400% 1200% 1000% 800% 600% 400% 200% 0% 2002 2003 2004 2005 2006 2007 2008 2009 2010 S&P GSCI ® Crude Oil Total Return Index S&P 500 Index Source: S&P as of 09/30/10. Subject to change. INDEX CORRELATIONS S&P GSCI® Crude Oil Total Return Index 1.00 S&P GSCI® Total Return Index 0.96 Dow Jones-UBS Commodity Index Total ReturnSM 0.81 S&P 500 Index 0.48 Barclays Capital U.S. Aggregate Bond Index -0.05 MSCI EAFE Index 0.57 Dow Jones U.S. Oil & Gas Index 0.70 S&P North American Natural Resources Sector Index™ 0.73 S&P Global Energy Sector Index 0.73 Sources: S&P, UBS Securities LLC, Dow Jones Indexes, Barclays Capital, MSCI Inc., Bloomberg, BlackRock 09/05 - 09/10, based on monthly returns. ¹ Investors may redeem at least 50,000 units of the iPath® S&P GSCI® Crude Oil Total Return Index ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath® S&P GSCI® Crude Oil Total Return Index ETN The S&P GSCI® Crude Oil Index is a subindex of the S&P GSCI® Index and reflects the excess returns that are potentially available through an unleveraged investment in the contracts comprising the relevant components of the Index (which currently includes only the WTI crude oil futures contract traded on the New York Mercantile Exchange) plus the Treasury bill rate of interest that could be earned on funds committed to the trading of the underlying contracts. The 2010 reference price dollar weighting of the WTI crude oil contract in the S&P GSCI® Index is 34.82%. INDEX TOTAL RETURNS & STANDARD DEVIATION (as of 9/30/10) 1-YEAR RETURN % 3-YEAR RETURN % 5-YEAR RETURN % STANDARD DEVIATION ANNUALIZED ANNUALIZED % ANNUALIZED* S&P GSCI® Crude Oil Total Return Index -3.70 -19.84 -13.91 36.52 S&P GSCI® Total Return Index 4.22 -13.30 -10.22 27.75 Dow Jones-UBS Commodity Index Total ReturnSM 10.01 -6.84 -2.35 20.57 S&P 500 Index 10.16 -7.16 0.64 17.61 Barclays Capital U.S. Aggregate Bond Index 8.16 7.42 6.20 3.60 MSCI EAFE Index 3.27 -9.51 1.97 21.24 Dow Jones U.S. Oil & Gas Index 3.41 -8.07 2.82 23.40 S&P North American Natural Resources Sector Index™ 8.87 -5.48 4.24 26.69 S&P Global Energy Sector Index 1.48 -7.65 1.99 23.92 * Based on monthly returns for 09/05 - 09/10. Sources: S&P, UBS Securities LLC, Dow Jones Indexes, Barclays Capital, MSCI Inc., Bloomberg, BlackRock. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. An investment in iPath ETNs involves risks, including possible loss of principal. For a description of commissions. the main risks see “Risk Factors” in the applicable prospectus. The index components for iPath ETNs linked to commodities indexes are concentrated in the Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the commodities sector. The market value of the Securities may be influenced by many unpredictable offering to which this communication relates. Before you invest, you should read the prospectus factors, including, where applicable, highly volatile commodities prices, changes in supply and demand and other documents Barclays Bank PLC has filed with the SEC for more complete information relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other about the issuer and this offering. You may get these documents for free by visiting www.iPathETN governmental policies, action and inaction. Index components that track the performance of a single .com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange commodity, or index components concentrated in a single sector, are speculative and may typically for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. commodity. These factors may affect the value of the index and the value of your Securities in varying ways. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured “S&P GSCI® ”, “S&P GSCI® Index”, “S&P GSCI® Total Return Index”, “S&P GSCI® Commodity Index” debt. The Securities are riskier than ordinary unsecured debt securities and have no principal and “S&P GSCI® Crude Oil Total Return Index” are trademarks of Standard & Poor’s Financial Services protection. Risks of investing in the Securities include limited portfolio diversification, trade price LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to endorsed, sold or promoted by S&P. S&P does not make any representation or warranty, express or direct investment in index or index components. The investor fee will reduce the amount of your return implied, to the owners of the Securities or any member of the public regarding the advisability of at maturity or on redemption, and as a result you may receive less than the principal amount of your investing in securities generally or in the Securities particularly or the ability of the S&P GSCI® to track investment at maturity or upon redemption of your Securities even if the value of the relevant index has general stock market performance. increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors. ©2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the The Securities may be sold throughout the day on the exchange through any brokerage account. There property, and used with the permission, of their respective owners. iP-0295-1110 are restrictions on the minimum number of Securities you may redeem directly with the issuer as iP - OIL - I0910 specified in the applicable prospectus. Commissions may apply and there are tax consequences in the Not FDIC Insured No Bank Guarantee May Lose Value event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses. iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage [Graphic Appears Here] FIND YOUR iPATH 1-877-764-7284 www.iPathETN.com